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                                                                     EXHIBIT 5.1


                      [VINSON & ELKINS L.L.P. LETTERHEAD]

                                 March 31, 1999


BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas  77042-2827

Gentlemen:

         We have acted as counsel for BMC Software, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and issuance of Deferred Compensation Obligation (the "Obligations") of the Company pursuant to the BMC Software, Inc. 1994 Deferred Compensation Plan, as amended (the "Plan").

         In connection with the foregoing, we have examined or are familiar with the Restated Certificate of Incorporation, as amended, of the Company, the Bylaws, as amended, of the Company, the Plan, the BMC Software, Inc. 1994 Deferred Compensation Plan Trust Agreement (the "Trust Agreement"), the corporate proceedings with respect to the registration of the Obligations, and the Registration Statement on Form S-8 filed in connection with the registration of the Obligations (the "Registration Statement"), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that (i) the Plan and Trust Agreement have been duly and validly approved by the Company and (ii) the Obligations have been duly and validly authorized by the Company.

         The foregoing opinion is limited to the laws of the United States of America and the State of Texas and to the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                              Very truly yours,

                                              /s/ VINSON & ELKINS L.L.P.

                                              Vinson & Elkins L.L.P.